Exhibit 10.18

Amended and Restated Advertising Agency Contract

Intuity Medical, Inc. and Mind Machine, LLC

This amended and restated agreement for the provision of professional services (“Agreement”) is entered into as of May 23, 2021 (the “Effective Date”) by and between Intuity Medical, Inc., located at 3500 West Warren Avenue, Fremont CA 94538, hereinafter referred to as Client, and Mind Machine, LLC, located at 39655 Eureka Dr., Newark CA 94560, hereinafter referred to as Agency. Client and Agency are sometimes referred to in this Agreement individually as a “Party” or, collectively, as “Parties.” This Agreement amends and restates the Parties’ prior agreement dated September 13, 2019 (the “Prior Agreement”).

1.

Term. The term of this Agreement (“Term”) shall be one year beginning on the Amended and Restated Advertising Agency Contract Effective Date hereof and be extended for one or more additional one-year periods unless a Notice of Non-Renewal is given by Client or Agency 60 days prior to the expiration date of the then-current Term.

2.	Appointment of Agency

2.1

Client hereby appoints Agency, and Agency hereby agrees to serve, as Client’s primary agency for marketing, advertising and brand strategy, marketing, advertising and brand development, consumer research management, selected creative development and program execution, Public Relations, and Media Strategy, Buying, and Placement. Proposed services to be performed by Agency hereunder are set forth in Section 3. As such, Agency is authorized to purchase selected outside services on Client’s behalf as Client’s Agent, subject to Client’s prior written approval of such purchases.

2.2

Agency agrees to devote its commercially reasonable efforts to furthering Client’s interests and to endeavor in every way to make the Parties’ communications successful. Agency shall supervise all campaigns, trademarks, service marks, slogans, layouts, media, written materials, artwork, drawings, graphic design, films, recordings, video tapes, audio tapes, films, photographs, photo negatives, sound tracks, logos, designs, slogans, collateral and packaging, and all other materials prepared by or purchased by Agency exclusively for Client that are subject to copyright, trademark, patent, or similar protection (collectively, “Work Product”) for appearance, accuracy, timeliness, position, size and mechanical reproduction as assigned by Client.

2.3

Agency shall credit and pay all proper bills incurred on behalf of Client’s account. Agency shall make no commitments or disbursements or incur any obligations for Client’s account without prior written authorization from Client. Agency shall obtain Client’s written approval on all project estimates and media authorizations before ordering production material, making commitments with suppliers or making reservations for media space or time.

2.4

Client may request changes or cancellations, or stop any work in progress. Where previously approved work has already incurred charges, Client agrees to reimburse Agency for unrecoverable charges or expenses arising from requested changes or cancellations, other than time/effort of Agency personnel.

2.5	Agency shall submit to Client for approval all copy, layouts, artwork, drawings, storyboards, scripts and media schedules.

2.6	Client hereby designates the following as its representative(s) with authority to sign estimates and approvals:

Name:	Dana Masino

Title:	President

2.7

Agency shall use its best efforts to guard against any loss to Client through failure of media or suppliers to properly execute their commitments, but Agency shall have no responsibility for any such failure by third parties.

3.	Services Provided by Agency (“Services”) will be more fully set forth in interactions between Client and Agency, and may include:

3.1

Strategic Development. Study Client’s products or services; analyze Client’s present and potential markets; and develop the following (but not limited to the following) plans and programs to increase front end sales, pharmacy sales and client profitability:

3.1.1	Brand Strategy, Advertising Strategy, Marketing Strategy and plans

3.1.2	Creative content, Promotional concepts

3.1.3	Media plans and placement

3.1.4	Market access

3.1.5	Compliance

3.1.6	Diabetes influencer / market strategy and approach

3.1.7	Digital / SEO / SEM strategy, development and execution

3.1.8	Points of Views (POVs) for:

3.1.8.1	Third party proposals

3.1.8.2	Competitive activity

3.1.8.3	Industry trending including breaking information and issues

3.2	Brand Development. develop the following (but not limited to the following) plans and creative to promote the brand in the marketplace:

3.2.1	Brand extension plans

3.2.2	Brand architecture plans

3.2.3	Brand standard/style guide development and maintenance

3.2.4	Actively seek opportunities and third party options to extend the brand, create proposals and present to client.

3.3	Consumer Research and Competitive Industry Analysis. Conduct consistent and ongoing consumer research and competitive analysis.

3.4	Other Creative Development and Program Execution. Provide the following (but not limited to the following) support services to drive creative development and program execution:

3.4.1	Develop and investigate ideas, internally conduct research, gather proposals from third parties on concepts, prepare proposals for client, present to client, etc.

3.4.2	Creative development of Health Care Professional Collateral and Advertisements.

3.4.3	Concept, Write, design, illustrate, or otherwise prepare Client’s Brand, advertising and marketing materials including commercials to be broadcast, or other appropriate forms of Client’s message.

3.4.4	Attend and sometimes lead regular meetings with Client.

3.4.5	Order space, time, or other means to be used for Client’s advertising, endeavoring to secure the most advantageous rates available.

3.4.6	Check and verify insertions, displays, broadcasts, or other means used, to such degree as is usually performed by advertising agencies.

3.4.7	Audit invoices for space, time, material preparation, and services.

3.4.8	Mock up boards (performed internally) as necessary

3.4.9	Prepare studio digital outputs including disk, comps, color copies, fieries, etc.

3.4.10	Prepare digital color output (FTP and PDF)

3.4.11	Upload files/FTP’s

3.4.12	Prepare audio, video, and still image files for review and approval

3.4.13	Identify translation services or perform via internal resources, web, etc.

3.4.14	Perform copywriting

3.4.15	Perform proofreading

3.4.16	Identify stock photography options

3.4.17	Identify new photography resources as needed

3.4.18	Coordinate new photography needs, including talent and studio identification and selection, arrangement, coordination of photo shoot on location as required

3.4.19	Print image scanning and retouching as needed

3.4.20	Prepare final proofs for printing

3.4.21	Identify shipping options/best costs and coordinate shipping resources

3.4.22	Identify source print options and facilitate printing of materials at pass- through costs

3.4.23	AOR Major Workstreams for Client: Please see section 6.1 for schedule of work/deliverables in all of these areas.

3.4.23.1	Brand Development, messaging development and brand management

3.4.23.1.1	Brand Development, refinement and management

3.4.23.1.1.1	Brand purpose

3.4.23.1.1.2	Brand promise

3.4.23.1.1.3	Brand values

3.4.23.1.1.4	Positioning statement

3.4.23.1.1.5	Vision statement

3.4.23.1.1.6	Brand story

3.4.23.1.1.7	Brand attributes

3.4.23.1.1.8	Outputs:

3.4.23.1.1.8.1	Means/End Ladder

3.4.23.1.1.8.2	Brand Pyramid

3.4.23.1.1.8.3	Tagline

3.4.23.1.1.8.4	Finaliz ID

3.4.23.1.1.8.5	Brand Architecture

3.4.23.1.1.9	Messaging Development & Brand Management

3.4.23.1.1.9.1	Umbrella copy

3.4.23.1.1.9.2	Consumer

3.4.23.1.1.9.3	HCP

3.4.23.1.1.9.4	Pharmacy

3.4.23.1.1.9.5	Conference/Symposium

3.4.23.1.1.10	Brand Management

3.4.23.1.1.10.1	Analyze/report brand perception

3.4.23.1.1.10.2	Analyze/report brand engagement

3.4.23.1.1.10.3	Track brand compliance

3.4.23.1.1.10.4	Track brand sentiment

3.4.23.1.1.10.5	Track/report brand awareness

3.4.23.2	HCP campaign development and execution

3.4.23.3	Online asset development, management and promotion (i.e. 4 websites)

3.4.23.3.1	POGO Shopify

3.4.23.3.2	POGO Consumer site

3.4.23.3.3	POGO HCP site

3.4.23.3.4	Intuity Medical site

3.4.23.4	Public Relations

3.4.23.4.1	Industry relations

3.4.23.4.2	Community relations

3.4.23.4.3	Employee relations

3.4.23.4.4	Reputation/Perception management

3.4.23.4.5	Brand promotion

3.4.23.4.6	Media relations

3.4.23.4.7	Crisis management

3.4.23.5	SEO / SEM plan development and execution

3.4.23.6	DTC (direct to consumer) plan development and execution

3.4.23.7	Managed care and employer campaign development and execution

3.4.23.8	Digital advertising campaign development & execution

3.4.23.9	Traditional advertising campaign development and execution

3.5	Other related agency services (unique to IMI/MedTech)

3.5.1	Payer, Employer and Market Access – Analysis, strategy and tactical plans

3.5.2	KOL strategy development, execution, recruitment and management

3.5.3	Aiding the recruitment of the Scientific Advisory Board members

3.5.4	Diabetes Influencer strategy development, execution, recruitment and management

3.5.5	Healthcare Compliance advisory – i.e. Sunshine Act & Open Payments

3.5.6	Neuroscience Expertise in Selling/Positioning – i.e. understanding and common human cognitive biases

3.5.7	Diabetes HCP Expertise – ability to research/retrieve scientific studies to best position Client’s products to HCPs

3.5.8	Diabetes market research expertise, planning and project management

3.5.9	Marketing studies: Aiding the planning and management of marketing studies that can aid in producing claims for the client’s product

3.5.10	Clinical studies: Aiding the planning and management of clinical studies that can aid in producing claims for the client’s product

3.6

Services Not Included in Monthly Fixed Retainer (“Pass-through Items”). Agency shall pass through without markup the expenses associated with the following items separately from the monthly retainer agreement:

3.6.1	Third party costs to conduct research

3.6.2	Third party costs to obtain research materials

3.6.3	Third party costs for services/intellectual capital required outside of agency and client

3.6.4	Media costs and outside services

3.6.5	Travel expenses following client travel policies and procedures

3.6.6	Third party costs for translation services

3.6.7	Stock photography fees

3.6.8	New photography costs

3.6.9	Talent, studio and photography costs

3.6.10	Print proofs from printer (blue line)

3.6.11	Shipping, freight and express delivery including but not limited to cost to send copy/artwork to client.

3.7

All purchases of Pass-through Items shall be subject to Client’s prior approval and right of cancellation. Upon cancellation by Client, Agency shall take all appropriate steps to effect such cancellation, provided that Client shall hold Agency harmless with respect to any costs incurred by Agency as a result thereof.

3.8

Nothing in this agreement shall be deemed to require Agency to undertake any campaign or prepare any advertising or publicity which is in Agency’s judgment misleading, libelous, unlawful, indecent or otherwise prejudicial to Agency or to Client’s interest.

3.9

All Work Product subject to copyright, trademark, patent, or similar protection developed or created by Agency in performing Services for Buyer under this Agreement, and for which Client has paid, regardless of whether such materials were published, displayed, or otherwise presented prior to the termination of this Agreement, shall be deemed to be works for hire and the property of Client.

Notwithstanding the foregoing, it is understood that Agency may, on occasion, license materials from third parties for inclusion in Work Product. In such circumstances, Agency shall inform Client of any such licenses and ownership of such licensed materials remains with the licensor at the conclusion of the term of the license, and Client shall remain bound by the terms of such licenses.

3.10

Agency shall hold original production vehicles of all Client materials for a period not to exceed three (3) years. Agency shall not be responsible for the destruction of the same through fire, theft or natural disaster.

3.11	Any items, tasks, projects, etc. determined to be out of scope will be billed on a T&E basis, but only after agreement on terms between client and agency.

4.	Confidentiality

4.1

In connection with performance by the Parties pursuant to this Agreement, Agency may have access to or receive from Client information considered confidential and proprietary by Client (“Confidential Information”). Confidential Information shall include, without limitation: the terms of this Agreement and information concerning Client’s product pricing, business plans, strategies, operations, policies, procedures, or methods of operation. Confidential Information shall not include information in the public domain, information known to Agency prior to disclosure by Client, or information lawfully obtained by Agency from a third party.

4.2

Agency shall use Confidential Information solely in connection with performance of Services pursuant to this Agreement. Agency shall not disclose Confidential Information to any third party without Client’s prior written consent or as required by a subpoena, court order or other legal process (“Process”).

4.3

Any disclosure of Confidential Information to a third party with Client’s written consent shall be made only upon execution by such third party of a written agreement to be bound by the provisions of this Section 4.

4.4

In the event that Agency is required by Process to disclose any Confidential Information to a third party, such disclosure shall not be made except after Agency provides Client with at least ten (10) days’ prior Notice of any such proposed disclosure so that Client may seek a protective order or other appropriate remedy, and Agency shall make reasonable efforts to ensure that the Confidential Information shall be accorded confidential treatment by such third party.

4.5

Personally Identifiable Information. “Personally Identifiable Information” or “PII” means information that can be used to distinguish or trace an individual’s identity, either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual. Consultant may receive PII necessary to perform and conduct the Services, and Consultant does and shall comply with applicable privacy laws, and/or regulations limiting the types and use of data to that which is necessary to be used and collected in order to perform the Services. Should Consultant need to receive any personal information that constitutes “Protected

Health Information,” as that term is defined in the U.S. “Health Insurance Portability & Accountability Act of 1996” and regulations promulgated under that Act (collectively “HIPAA”), Consultant and Company must enter into other or further agreements for protections of the same. Without limiting the foregoing, Consultant shall treat any PII it may receive pursuant to this Agreement as Confidential Information in accordance with this Section 4, and protect the confidentiality and integrity of any such user information in a manner consistent with the terms hereof and all applicable law. Company does not convey any rights in any PII, and Consultant shall not, without Company’s express written consent use PII for any other reason than to affect the purposes of this Agreement. EXCEPT AS OTHERWISE EXPRESSLY AUTHORIZED, CONSULTANT SHALL NOT COLLECT OR USE ANY PII IT MAY RECEIVE DURING THE COURSE OF THIS CONSULTING ARRANGEMENT.

4.6

Upon the termination of this Agreement, Agency shall promptly return all Confidential Information received from Client or certify in writing that all such Confidential Information and copies thereof have been destroyed.

5.

Exclusivity. During the Term of this agreement, Agency shall not act as the agency or communications firm for any other client account selling products or services competitive with Client’s present products or services without Client’s prior written consent. Client shall not engage the services of any other communications firm without the Agency’s prior knowledge.

6.	Agency Compensation

6.1

In consideration of performance by Agency of the services set forth in Sections 3.1 through 3.6, Client agrees to pay a fixed monthly Professional Services Fee that is adjusted based on the following schedule (fees with associated areas of work/deliverables):

6.1.1	January 2021	$314,500/Month

6.1.2	February 2021 to July 2021	$298,500/Month

6.1.3	August 2021 to December 2021	$333,700/Month

6.1.4	January 1, 2022 to December 31, 2022	$357,500/Month

7.	The Professional Services Fee shall be invoiced monthly at the onset of the invoice period.

7.1.1

Pass-through Items shall be estimated in writing by Agency, approved by Client in advance of Agency incurring any such charges, and invoiced separately. Unless stated otherwise on the estimate, 50% of the estimated amount shall be invoiced in advance to coincide with estimate approval, and the balance shall be invoiced upon completion of the services giving rise to the Pass-through Charges. Any exceptions to this policy shall be noted on the estimate. Final invoices may be within no more than 10% of the original estimated amount. If final costs are expected to exceed that variance, the project shall be re-estimated for client approval.

7.2	Client may request changes or cancellations, or stop any work in progress, provided that Client shall hold Agency harmless with respect to any costs incurred by Agency as a result thereof.

7.3	Adjustment of Professional Services Fee

7.3.1

Not later than sixty (60) days prior to the expiration of any Term, the Parties shall evaluate the Professional Services Fee for possible adjustment, either upward or downward, based on any outstanding issues.

7.3.2

Not later than thirty (30) days prior to the expiration of any Term, Agency shall give Notice to Client of any requested adjustment of the Professional Services Fee, together with supporting documentation and calculations – although unlikely, given the fixed fee arrangement.

8.	Billing Procedures

8.1	Professional Services Fee Billing:

Agency terms are net thirty (30) days from receipt of invoice.

8.2	Media and Outside Services Billing:

8.2.1

Advertising media and outside services are invoiced in advance and must be paid by Client at least five (5) days before non-cancellable media/services contracts take effect. Agency checks all media advertising/services before payment to 3rd party is approved. Once payment has been made to Agency, Agency assumes full financial responsibility for remitting payment to vendors or providers in a timely manner.

8.2.2	All media and outside services placement requests shall name Client as Advertiser and Agency as Client’s Agent.

9.	Agency’s Representations and Warranties. Agency warrants and represents that:

9.1

Agency shall perform the Services in accordance with professional standards of care, skill and diligence reasonably employed by persons in the business of providing similar services, provided that Agency shall not be liable for delay, omission or error in any advertisement in the absence of wilful fault or neglect.

9.2

Agency owns or has the right to use all intellectual property used by it in connection with its performance of the Services, and deliverables provided by Agency hereunder shall not infringe any intellectual property rights of any third party.

9.3

Agency shall exercise its best professional judgment in the preparation and placement of all advertising and publicity for Client, with a view to avoiding any claims, proceedings or suits being made or instituted against Client.

10.	Indemnification

10.1

Agency shall defend, indemnify, and hold harmless Client, its officers, directors, employees and agents from and against any claims, demands, damages, losses, expenses, liabilities and penalties, including reasonable attorneys’ and expert witnesses’ fees, arising out of or relating to any allegation that any deliverable provided by Agency hereunder violates or infringes the patent, trademark, copyright or other intellectual property rights of any third party.

10.2

Subject to Section 10.1, Client shall indemnify Agency against any loss it may incur as a result of any claims, proceedings or suits made or brought against it based upon any advertising or publicity that Agency prepared for Client, and that was approved by Client prior to publication or broadcast, or any advertising element (i.e., photographs, artwork, etc.) furnished by Client, and which allegedly violates the personal or property rights of any person or persons if Client approved in writing the use of said element before its publication or broadcast..

11.	Mediation. Both Parties agree to hereby submit to the jurisdiction of the state courts and to seek informal resolution by mediation before a mutually acceptable mediator before resort to litigation.

12.	Termination

12.1	Termination without Cause. This agreement may be terminated by either party without cause upon one hundred eighty (180) day’s Notice.

12.1.1

In the event of termination without cause pursuant to Section 12.1, all services performed and materials prepared by Agency during the sixty (60) days prior to the effective date of termination shall be billed to Client within five (5) days of completion, and shall be due and payable by Client upon receipt. Agency shall deliver to Client, upon payment of all outstanding obligations, all papers, digital files, photographs and other materials related to the work performed on or before the termination date, and as well as any work performed, invoiced and paid for during the 180-day termination notice period.

12.1.2

Non-cancellable contracts to which Agency has committed on behalf of Client and with Client’s approval/authorization, shall be taken over and paid for by Client, in accordance with the provisions of this agreement and Client shall indemnify Agency against any claims thereof.

12.2	Termination for Cause. Either party may terminate this Agreement effectively immediately if:

12.2.1	The other party fails to cure any default in the performance of any covenant or obligation under this Agreement within forty-five (45) days after Notice thereof; or

12.2.2

The other party files a voluntary petition in bankruptcy, or enters into an arrangement with its creditors, or applies for consents to the appointment, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent.

12.3	Obligations upon Termination.

12.3.1

Upon termination of this Agreement with our without cause, Agency shall transfer or assign to Client: (1) all Work Product in Agency’s possession or control belonging to Client pursuant to Section 9; and (2) all contracts with third parties, including advertising media or others, upon being duly released by Client and any such third party from any further obligation thereunder, except where assignment is precluded by the terms thereof.

12.3.2

If this Agreement is terminated by Agency for cause pursuant to Section 12.2.1 based on Client’s default in payment of compensation due hereunder, Client shall pay Agency all costs and expenses, including attorney’s fees, the fees of collection agencies and other expenses incurred in enforcing any of the terms or conditions thereof.

12.3.3

If this Agreement is terminated by Client for cause, Client’s obligation to pay the Professional Services Fee shall be extinguished as of the effective date of termination. If this Agreement is terminated by Client without cause pursuant to Section 12.1, Client shall pay all third party costs incurred by Agency prior to the effective date of Notice of termination including any future non-cancellable obligations assumed by Agency prior to the effective date of Notice of termination.

13.

Notices. Any notice required or permitted to be given by a Party under this Agreement (“Notice”) shall be in writing sent by United States registered or certified mail, postage fully prepaid and return receipt requested, or by overnight courier, addressed to the other Party as follows (or at such other address as such Party may designate by Notice given pursuant to this Section 12), and shall be effective on the date of delivery as evidenced by return receipt or as confirmed in writing by the overnight courier service:

If to Intuity:

Dave Yamauchi (or designee)

Vice President, Marketing

Intuity Medical, Inc.

3500 West Warren Avenue

Fremont CA 94538

If to Supplier:

Dana Masino (or designee)

Mind Machine, LLC

39655 Eureka Dr.

Newark CA 94560

14.	General Provisions

14.1

Governing Law. This agreement shall be interpreted and enforced in all respects by the laws of the State of California applicable to contracts made and performed entirely within California between California residents.

14.2

Survival. Sections 3.9, 3.10, 4, 10, 11, 12.3 and 13 shall survive termination of this Agreement and shall remain effective and binding upon the Parties until all rights or obligations thereunder are fully satisfied or performed.

14.3

Entire Agreement. This writing contains the entire agreement of the Parties with respect to the subject matter hereof, and supersedes any prior written or oral agreement between parties respecting the subject matter hereof. The Prior Agreement is hereby amended and restated in its entirety. No representations were made or relied on by either Party, other than those expressly set forth herein.

14.4	Amendment. This Agreement may not be amended except by written agreement executed by the Parties.

14.5

Assignment. Neither Party shall have the right to assign this Agreement or any interest therein without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns.

14.6

Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14.7

Waiver. Waiver of any default or breach of this Agreement or any warranty, representation, covenant or obligation contained herein shall not be construed as a waiver of any other or subsequent default or breach.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date.

For Agency:	INTUITY MEDICAL, INC.

By:	/s/ J. Dean Zikria	By:	/s/ Emory Anderson

Name:	J. Dean Zikria	Name:	Emory Anderson

Title:	CEO & Chairman of the Board	Title:	President and CEO

Date:	May 25, 2021	Date:	May 23, 2021